PRESS RELEASE                                  Contact: John Power, President

                                                                                            707-884-3766

 DATE:   JULY 10, 2007

 GOLDEN WEST BREWING ANNOUNCES

REDESIGN OF BUTTE CREEK ORGANIC ALES & LAGERS

Chico, California. --  Golden West Brewing Company, Inc. (OTCBB - GWBC) announced today that it has completed the redesign of its core product line of Butte Creek Organic Ales and Lagers.   The new labels, six-pack carriers, and case boxes released today in select markets eventually will be in all 25 states where Butte Creek is sold.

As part of the redesign of the brand, Butte Creek is using two new marks – “Organic Pioneers” and “The Official Beer of Planet Earth” – as cornerstones of its marketing campaign for the organic ales and lagers.

 “We are very excited about the re-branding of Butte Creek Organic Ales and Lagers and believe our updated design is necessary to compete with recent entrants, such as Anheuser-Busch (NYSE: BUD), into the organic beer category,” said John Power, President of Golden West Brewing.

Golden West Brewing has filed applications with the United States Trademark and Patent Office (“USPTO”) for both marks and hope the marks will be successfully registered with the USPTO.   However, there is no guarantee the USPTO will publish the marks for opposition.

As part of the redesigning and marketing campaign, Golden West has secured new vendors for the glass and six-pack carriers that should reduce overall cost of these key raw materials.

“A limited price increase that went into effect July 1, combined with more effective purchasing of glass and cardboard, should improve our gross margins in the current third quarter of 2007,” Power said.

Golden West also announced the completion of a private placement of 282,000 shares at $0.33 per share to provide additional working capital.  Details of the placement are contained in the Company’s Current Report on Form 8-K covering the financing.

About Golden West Brewing Company, Inc.

Golden West Brewing Company, Inc. was formed in 2003 and completed a small self-underwritten public offering in 2006.   Golden West through its wholly owned subsidiary, Golden West Brewing Company, acquired the assets and certain liabilities of Butte Creek Brewing Company of Chico, California in August 2005.  Founded in 1996, Butte Creek Brewing Company is one of the pioneer certified organic microbreweries in the United States.